Exhibit 99.1
Investor Relations Contact:
Wendy Hargus
(972) 946-5030
Investor_Relations@voughtaircraft.com
Media Contact:
Lynne Warne
(615) 974-6003
warnely@voughtaircraft.com
Vought Reports Fourth Quarter, Year-End 2009 Financial Results and Announces Transaction with Triumph Group, Inc.
2009 Highlights:
•	Sales for the year increased 6 percent to $1.9 billion

•	Operating income for the year increased 9 percent to $160.4 million

•	Completed sale of 787 operations in South Carolina to Boeing for approximately $590 million

•	As announced by Triumph Group, Inc., Vought has entered into a transaction to integrate with Triumph, creating a leading Tier One aerospace supplier
Summary of Financial Results
$ in millions

	Three Months Ended			Year Ended
	December 31,	December 31,		December 31,	December 31,
	2009	2008	$ Change	2009	2008	$ Change
Revenue	$555.5	$413.0	$142.5	$1,877.8	$1,775.0	$102.8
Operating income (loss)	$48.8	$(6.5)	$55.3	$160.4	$146.8	$13.6
Income (loss) from continuing operations	$47.9	$(22.0)	$69.9	$114.7	$131.9	$(17.2)

Income (loss) from discontinued operations, net of tax	$(0.2)	$(7.9)	$7.7	$213.6	$(38.2)	$251.8
Net income (loss)	$47.7	$(29.9)	$77.6	$328.3	$93.7	$234.6
Adjusted EBITDA[1]	$69.6	$58.7	$10.9	$254.7	$263.9	$(9.2)
Net cash provided by (used in) operating activities	$(17.5)	$(7.5)	$(10.0)	$111.8	$(154.5)	$266.3
Free Cash Flow[1]	$(31.3)	$(35.1)	$3.8	$69.8	$(223.8)	$293.6

[1]	Non-GAAP financial measure. A complete definition and reconciliation of non-GAAP financial measures, identified by the number [1], is provided later in the release.
DALLAS, MARCH 23, 2010 — Vought Aircraft Industries, Inc. reported fourth quarter earnings today with increased revenue and net income compared to last year. Revenue increased primarily due to increased sales on the 747-8 program. Net income for the fourth quarter was higher than last year
Vought Aircraft Industries, Inc.
Post Office Box 655907 Dallas, Texas 75265-5907
www.voughtaircraft.com

primarily due to the absence of costs related to the strike at the company’s Nashville facility in 2008. The year-end 2009 results include the previously announced sale of the company’s 787 operations in South Carolina as income from discontinued operations.
Additionally, as announced by Triumph Group, Inc., Vought and The Carlyle Group have signed a definitive agreement for Triumph to purchase Vought for cash and stock consideration of $1.44 billion, including the retirement of Vought debt.
“Vought ended the year with increased sales and improved operating income. Our announced combination with Triumph is an exciting development for Vought,” said Vought President and Chief Executive Officer Elmer Doty. “The resulting publicly traded company will possess the scale and resources to confidently address the opportunities and challenges of today’s aerospace market.”
Transaction with Triumph Group, Inc.
Triumph Group, Inc. (NYSE: TGI) announced earlier today the signing of a definitive agreement to purchase Vought Aircraft Industries, Inc. from The Carlyle Group for cash and stock consideration of $1.44 billion, including the retirement of Vought debt, creating a company with industry-leading breadth of product and capabilities. The purchase consideration to Vought shareholders includes approximately 7.5 million shares and $525 million of cash. Post-closing, Carlyle will own approximately 31 percent of the outstanding stock of Triumph. The transaction is subject to customary closing conditions including regulatory approvals and approval of Triumph shareholders and is expected to be completed in July 2010. The acquired business will operate as Triumph Aerostructures — Vought Aircraft Division, LLC.
Triumph will hold a conference call today at 10 a.m. (ET) to discuss the transaction. To participate in the call, please dial (866) 882-0470 (domestic) or (703) 639-1476 (international). A slide presentation will be included with the audio portion of the webcast. An audio replay will be available from March 23 until March 30 by calling (888) 266-2081 (domestic) or (703) 925-2533 (international), passcode # 1444278.
Fourth Quarter Results
Revenue for the fourth quarter of 2009 was $555.5 million, an increase of $142.5 million or 35 percent, compared with revenue of $413.0 million for the same period last year.
•	Commercial revenue increased $136.0 million or 81 percent primarily due to increased sales on the Boeing 747-8 program.

•	Military revenue increased $21.0 million or 13 percent mainly due to increased deliveries on the V-22 and C-130 programs.

•	Business jet revenue decreased $14.5 million or 19 percent, primarily due to reduced delivery rates directed by customers.
Funded backlog of $2.1 billion at the end of the quarter decreased 16 percent compared with last year (adjusted to reflect the 787 transaction). An increase due to the non-recurring start-up and development activities for Boeing 747-8 was offset by the termination of the Cessna Citation Columbus 850 program. Vought’s calculation of backlog includes only funded orders, which results in backlog being substantially lower than the estimated aggregate dollar value of our contracts and may not be comparable to the calculation methods used to state the backlogs of others in the industry.
Operating income from continuing operations for the fourth quarter was $48.8 million, an increase of $55.3 million compared to last year. This increase was primarily due to the absence of the 2008 impacts of $38.3 million of additional costs related to the strike at Nashville facility and $17.3 million of impact related to higher projected future pension expenses applied to programs.

Net income for the fourth quarter was $47.7 million, an improvement of $77.6 million compared with the same period last year, primarily due to the operating income items discussed above and the $10.2 million tax benefit recorded during the fourth quarter due to a change in tax legislation. It also reflects a $7.7 million change in income from discontinued operations as a result of the sale of the 787 business during the third quarter of 2009.
Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $69.6 million for the fourth quarter of 2009, compared with $58.7 million for the same period last year. The $10.9 million increase is principally due to the absence of the $17.3 million impact related to higher projected future pension expenses applied to programs in 2008.
Vought had negative Free Cash Flow1 of $31.3 million for the fourth quarter of 2009 compared with negative $35.1 million in 2008. The improvement primarily resulted from lower capital expenditures during 2009.
Year-End Results
Revenue for the year ended Dec. 31, 2009 was $1,877.8 million, an increase of $102.8 million or 6 percent, compared with revenue of $1,775.0 million for the same period last year.
•	Commercial revenue increased by $98.6 million or 12 percent due to a $157.5 million increase in sales to Boeing primarily for the 747-8 program and the initial sales for the engineering services agreement and the transition services agreement for the 787 program. This increase was offset by a $58.9 million decrease in sales for Airbus programs resulting from the completion of an Airbus program in the second quarter of 2009.

•	Military revenue increased $56.9 million or 9 percent primarily due to increased deliveries on the V-22 and C-130 programs and spares deliveries for the C-17 program.

•	Business jet revenue decreased $52.7 million or 16 percent, primarily due to reduced delivery rates directed by customers.
Operating income for the year ended Dec. 31, 2009 was $160.4 million, an increase of $13.6 million or 9 percent compared with 2008. Several unusual items contributed to the increase in operating income. Operating income for 2009 excluded two specific items that impacted 2008. Those items were the $38.3 million of costs associated with the Nashville strike and the $17.3 million of higher future projected pension expenses applied to programs. These impacts were partially offset by the 2008 impact of the release of $22.6 million of purchase accounting reserves reflecting the completion of the 747-400 model deliveries and non-recurring costs of $9.6 million reflecting the impact of the pension and other post-retirement benefits curtailment resulting from the 2009 collective bargaining agreement with the IAM at the company’s Nashville facility.
Net income for the year ended Dec. 31, 2009 was $328.3 million and included $213.6 million of income from discontinued operations related to the 787 transaction. Income from continuing operations was $114.7 million, a decrease of $17.2 million compared with 2008. The increase in operating income discussed above was offset by the absence of the $47.1 million gain recorded in 2008 on the sale of the company’s equity interest in Global Aeronautica and a $9.3 million tax benefit recorded in 2009 primarily resulting from a change in tax legislation.
Adjusted EBITDA1, as defined in the company’s senior credit agreement, was $254.7 million for 2009, a reduction of $9.2 million compared with $263.9 million for 2008. This decrease is principally due to the absence in 2009 of the one-time release of $22.6 million of purchase accounting reserves for the 747 program and the $17.3 million impact of higher future projected pension costs applied to programs.
Vought had positive Free Cash Flow1 of $69.8 million for the year ended Dec. 31, 2009 compared with negative $223.8 million in 2008. The improvement is primarily due to cash received from the 787 transaction as well as lower capital expenditures in 2009.

Non-GAAP Financial Measure Disclosure
EBITDA, Adjusted EBITDA and Free Cash Flow (indicated by the number 1) as presented in this press release are supplemental measures of performance and our ability to satisfy our debt covenants. None of these measures are required by, or presented in accordance with, Generally Accepted Accounting Principles (GAAP) in the United States. EBITDA, Adjusted EBITDA and Free Cash Flow are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as measures of our liquidity. The senior secured credit facility contains maintenance ratios and other financial covenants that are based on the calculation of Adjusted EBITDA. We believe it is necessary to present Adjusted EBITDA to enable investors to assess the strength of our underlying business. Reconciliation between these non-GAAP financial measures and the most directly comparable GAAP financial measures is presented at the end of this press release.
About Vought
Vought Aircraft Industries, Inc. (www.voughtaircraft.com) is one of the world’s largest independent suppliers of aerostructures. Headquartered in Dallas, the company designs and manufactures major airframe structures such as wings, fuselage subassemblies, empennages, nacelles and other components for prime manufacturers of aircraft. Vought has annual revenue of approximately $1.9 billion and about 6,000 employees in eight U.S. locations.
More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.
Disclaimer on Forward Looking Statements
This release contains forward-looking statements within the meaning of section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. Vought’s actual financial results and expectations with respect to the transaction with Triumph could differ materially from those anticipated due to the conditions precedent to the transaction failing to be satisfied, a termination of the acquisition agreement pursuant to its terms, the company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for commercial and military aircraft, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, availability of materials and components from suppliers and other factors beyond the company’s control. Additional risk factors are described in the company’s filings with the SEC.

Vought Aircraft Industries, Inc.
Consolidated Balance Sheets
(unaudited) (dollars in millions, except par value per share )

	December 31,	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$116.0	$86.7
Restricted cash	43.8	—
Trade and other receivables	127.9	138.5
Inventories	511.3	311.8
Assets related to discontinued operations	—	460.7
Other current assets	8.5	9.2

Total current assets	807.5	1,006.9

Property, plant and equipment, net	275.9	279.2
Goodwill	404.8	404.8
Identifiable intangible assets, net	20.4	27.2
Debt origination costs, net and other assets	1.3	9.5

Total assets	$1,509.9	$1,727.6

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable, trade	$140.9	$148.5
Accrued and other liabilities	68.3	57.5
Accrued payroll and employee benefits	46.9	48.1
Accrued post-retirement benefits-current	37.4	42.0
Accrued pension-current	3.5	0.3
Current portion of long-term bank debt	319.8	5.9
Liabilities related to discontinued operations	—	156.7
Accrued contract liabilities	74.2	141.1

Total current liabilities	691.0	600.1

Long-term liabilities:
Accrued post-retirement benefits	364.9	405.3
Accrued pension	612.2	710.7
Long-term bank debt, net of current portion	—	594.0
Long-term bond debt	270.0	270.0
Other non-current liabilities	75.3	81.6

Total liabilities	2,013.4	2,661.7

Stockholders’ equity (deficit):
Common stock, par value $.01 per share; 50,000,000 shares authorized, 24,818,806 and 24,798,382 issued and outstanding at December 31, 2009 and 2008, respectively	0.3	0.3
Additional paid-in capital	422.8	420.5
Shares held in rabbi trust	(1.6)	(1.6)
Accumulated deficit	(173.0)	(501.3)
Accumulated other comprehensive loss	(752.0)	(852.0)

Total stockholders’ equity (deficit)	$(503.5)	$(934.1)

Total liabilities and stockholders’ equity (deficit)	$1,509.9	$1,727.6

Vought Aircraft Industries, Inc.
Consolidated Statements of Operations
($ in millions)
(unaudited)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Revenue	$555.5	$413.0	$1,877.8	$1,775.0

Costs and expenses

Cost of sales	485.3	410.3	1,594.8	1,492.9
Selling, general and administrative expenses	21.4	9.2	122.6	135.3

Total costs and expenses	506.7	419.5	1,717.4	1,628.2

Operating income (loss)	48.8	(6.5)	160.4	146.8

Other income (expense)
Interest income	0.1	2.1	0.7	4.4
Other Income (loss)	1.3	—	1.3	48.7
Equity in loss of joint venture	—	—	—	(0.6)
Interest expense	(12.5)	(17.6)	(57.0)	(67.2)

Income (loss) before income taxes	37.7	(22.0)	105.4	132.1
Income tax expense (benefit)	(10.2)	—	(9.3)	0.2

Income from continuing operations	$47.9	$(22.0)	$114.7	$131.9
Income (loss) from discontinued operations, net of tax	(0.2)	(7.9)	213.6	(38.2)

Net Income	$47.7	$(29.9)	$328.3	$93.7

Vought Aircraft Industries, Inc.
Consolidated Statements of Cash Flows
($ in millions)

	December 31,
	2009	December 31,
	(unaudited)	2008
Operating activities
Net income (loss)	$328.3	$93.7
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	68.1	66.0
Stock compensation (income) expense	2.5	1.1
Equity in losses of joint venture	—	0.6
(Gain) loss from asset sales	41.2	(49.8)
Changes in current assets and liabilities:	—	—
Trade and other receivables	1.0	(57.2)
Inventories	(200.4)	(81.6)
Other current assets	(3.2)	(2.8)
Accounts payable, trade	(13.9)	(1.7)
Accrued payroll and employee benefits	(0.6)	0.5
Accrued and other liabilities	8.8	(14.1)
Accrued contract liabilities	(79.5)	(29.0)
Other assets and liabilities—long-term	(40.5)	(80.2)

Net cash provided by (used in) operating activities	111.8	(154.5)
Investing activities
Capital expenditures	(42.0)	(69.3)
Proceeds from sale of assets	—	55.1
Proceeds from sale of business	289.2	—
Investment in joint venture	—	—

Net cash used in investing activities	247.2	(14.2)
Financing activities
Proceeds from short-term bank debt	135.0	153.0
Payments on short-term bank debt	(135.0)	(153.0)
Proceeds from long-term bank debt	75.0	184.6
Payments on long-term bank debt	(360.9)	(4.9)
Payments on capital leases	—	—
Proceeds from governmental grants	—	—
Changes in restricted cash	(43.8)	—
Proceeds from sale of common stock	—	0.1
Proceeds from repayment of stockholder loans	—	—

Net cash provided by (used in) financing activities	(329.7)	179.8

Net increase (decrease) in cash and cash equivalents	29.3	11.1
Cash and cash equivalents at beginning of period	86.7	75.6

Cash and cash equivalents at end of period	$116.0	$86.7

Vought Aircraft Industries Inc.
Supplemental Financial Data
($ in millions)
(Unaudited)

	Three Months			Year
	Ended			Ended
	December 31,	December 31,		December 31,	December 31,
	2009	2008	Change	2009	2008	Change

Revenue as Reported:
Commercial	$304.2	$168.2	$136.0	$946.7	$848.1	$98.6
Military	188.2	167.2	21.0	664.3	607.4	56.9
Business jets	63.1	77.6	(14.5)	266.8	319.5	(52.7)

Total	$555.5	$413.0	$142.5	$1,877.8	$1,775.0	$102.8

	Three Months		Year
	Ended		Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
% Mix for Revenue
Commercial	55%	41%	50%	48%
Military	34%	40%	35%	34%
Business jets	11%	19%	15%	18%

Total	100%	100%	100%	100%

	Year
	Ended
	December 31,	December 31,
	2009	2008	Change
Revenue Backlog
Commercial	$814.5	$996.7	$(182.2)
Military	691.1	763.2	(72.1)
Business jets	561.7	691.1	(129.4)

Total revenue backlog	$2,067.3	$2,451.0	$(383.7)

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that our management uses to assess our operating performance and, in the case of Adjusted EBITDA, to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
Adjusted EBITDA is calculated in accordance with our senior secured credit agreement and includes adjustments that are material to our operations but that our management does not consider reflective of our ongoing core operations.
Pursuant to our senior secured credit agreement, Adjusted EBITDA is calculated by making adjustments to our net income (loss) to eliminate the effect of our (1) net income tax expense, (2) net interest expense, (3) any amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with indebtedness, (4) depreciation and amortization expense, (5) any extraordinary, unusual or non-recurring expenses or losses (including losses on sales of assets outside of the ordinary course of business, non-recurring expenses associated with the 787 program and certain expenses associated with our facilities consolidation efforts) net of any extraordinary, unusual or non-recurring income or gains, (6) any other non-cash charges, expenses or losses, restructuring and integration costs, (7) stock-option based compensation expenses and (8) all fees and expenses paid pursuant to our Management Agreement with Carlyle.
We believe that each of the adjustments made in order to calculate Adjusted EBITDA is meaningful to investors because it gives them the ability to assess our compliance with the covenants in our senior secured credit agreement, our ongoing ability to meet our obligations and manage our levels of indebtedness.
The use of Adjusted EBITDA as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP. Some of these limitations are:
•	it does not reflect our cash expenditures, or future requirements, for all contractual commitments;

•	it does not reflect our significant interest expense, or the cash requirements necessary to service our indebtedness;

•	it does not reflect cash requirements for the payment of income taxes when due;

•	it does not reflect working capital requirements;

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

•	it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations, but may nonetheless have a material impact on our results of operations.
Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as an alternative to net income or cash flow from operations determined in accordance with GAAP. Management compensates for these limitations by not viewing Adjusted EBITDA in isolation, and specifically by using other GAAP measures, such as cash flow provided by (used in) operating activities and capital expenditures, to measure our liquidity. Our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

Free Cash Flow is calculated by subtracting our capital expenditures from our net cash provided by or used in operating activities. We believe that Free Cash Flow is useful to investors because it gives them an insight into how our operating cash flows are affected by the capital that is invested to continue and improve business operations, such as our investment in new programs. Because not all companies use identical calculations, the presentation of Free Cash Flow may not be comparable to other similarly titled measures of other companies. Additionally, Free Cash Flow has limitations as an analytical tool and such measure should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of this non-GAAP financial measure are that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions.

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Adjusted EBITDA
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008
Net cash provided by (used in) operating activities	$(17.5)	$(7.5)	$111.8	$(154.5)
Interest expense, net	12.4	15.5	56.3	62.8
Income tax expense (benefit)	(10.2)	—	(9.3)	0.2
Stock compensation expense	(1.3)	1.1	(2.5)	(1.1)
Equity in losses of joint venture	—	—	—	(0.6)
Loss from asset sales and other losses	0.5	(0.3)	(41.2)	49.8
Debt amortization costs	(1.0)	(1.7)	(13.1)	(5.8)
787 tooling amortization	—	—	1.1	0.8
Changes in operating assets and liabilities	78.4	(7.3)	328.3	266.1

EBITDA	$61.3	$(0.2)	$431.4	$217.7

Non-recurring investment in Boeing 787	0.2	5.3	(213.6)	33.3
Unusual charges — Plant consolidation & other non-recurring program costs	4.7	51.0	19.3	56.7
Loss on disposal of property, plant and equipment	1.0	1.9	2.9	(48.2)
Pension & OPEB curtailment	0.7	—	10.3	—
Other	1.7	0.7	4.4	4.4

Adjusted EBITDA	$69.6	$58.7	$254.7	$263.9

Vought Aircraft Industries, Inc.
Reconciliation of Non-GAAP Measures
Free Cash Flow
(Unaudited)
($ in millions)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2009	2008	2009	2008

Net cash provided by (used in) operating activities	$(17.5)	$(7.5)	$111.8	$(154.5)
Less: Capital expenditures	(13.8)	(27.6)	(42.0)	(69.3)

Free Cash Flow	$(31.3)	$(35.1)	$69.8	$(223.8)